Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-4 filed on June 23, 2008) and related proxy statement/prospectus of EDCI Holdings, Inc. for the registration of 6,869,436 shares of its common stock and to the incorporation by reference therein of our reports dated March 11, 2008, with respect to the consolidated financial statements of Entertainment Distribution Company, Inc. and the effectiveness of internal control over financial reporting of Entertainment Distribution Company, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2007, filed with the Securities and Exchange Commission.
June 17, 2008
Indianapolis, Indiana